Exhibit 10.12

8355 East Hartford Drive Suite 100

Scottsdale, AZ 85255

March 16, 2023

Trent Whitehead

Dear Trent:

It is pleasure to confirm Signing Day Sports offer of employment to you for the position of Vice president of Human Resources and Customer Experience, reporting to Jeff Hecklinski. This offer is contingent upon passing our pre-employment background screens. The details of the position are as follows:

START DATE: TBD

WORK LOCATION: 8355 East Hartford Drive Suite 100, Scottsdale, AZ 85255.

COMPENSATION: Your starting rate of pay will be $125,000, per year, which is paid semi-monthly at a rate of $5,208., and is subject to the usual payroll deductions, such as income tax and Social Security. Quotation of a rate of pay is merely for convenience and does not imply that the employment of any person is for any specified or other fixed period of time.

WORK HOURS: Our core business hours are 8:00 am – 5:00 pm. Your manager will discuss your work hours with you at the time of joining. Hours are subject to change based on business demand.

BENEFITS: Per the terms of the plan(s), you will be eligible to participate in the Company’s comprehensive benefits program, which includes medical, dental and life insurance options.

INCENTIVE STOCK OPTION (ISO): Per the terms of the ISO plan, you will be granted Incentive Stock Options in Signing Day Sports, Inc in the amount of 50,000.

PAID TIME OFF: The Company offers 10 vacation days, 5 sick days, and observes 10 holidays per year. Vacation days are accrued per pay period and are not paid out upon termination unless required by state law. Vacation accruals are available for use in the pay period following the completion of 30 days of employment.

CONFIDENTIAL INFORMATION: As a condition of employment, you will be asked to sign an agreement regarding confidentiality of trade secrets and confidential business information

(Confidentiality and Non-Compete Agreement). This document is enclosed for your review and will have to be signed at the time you start work with Signing Day Sports.

Trent Whitehead Offer Letter	Page 1 of 2

Initials: ______

“AT-WILL” EMPLOYMENT STATUS: Your employment is “at-will,” and it is the Company’s policy not to enter into employment contracts. “At-will” means that you can be terminated or released from your employment at any time, for any reason, except for an illegal one, with or without cause or notice.

Verbal representations by any employee of Signing Day Sports, including managers and supervisors, does not create a binding agreement. This offer letter is not a contract and does not change your “at-will” employment status, nor guarantee your employment for any specific period.

Please initial each page and sign below indicating your acceptance of this offer. Should you have any questions regarding this offer or the Company in general, I can be reached at 480-220-6814.

On behalf of Signing Day Sports, I am pleased to welcome you to the team!

Sincerely,

Daniel Nelson

CEO

Signing Day Sports, Inc

8355 East Hartford Drive Suite 100

Scottsdale, AZ 85255

Acknowledgment: I have read this offer letter in its entirety and understand the terms and conditions of employment described in this letter and any attached documents. I understand and agree that this offer letter does not constitute an employment contract or create any contractual rights and I will be employed on an at-will basis.

Name: (please print)	Trent Whitehead

Signature:	/s/ Trent Whitehead

Date of Acceptance:	March 16, 2023

Enclosures:

Confidentiality and Non-Compete Agreement

Trent Whitehead Offer Letter	Page 2 of 2

Initials:	/s/ TW